Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-218056 and 333-215265 on Form S-8 of Hilton Grand Vacations Inc. of our report dated March 17, 2021, relating to the financial statements of Dakota Holdings, Inc. appearing in this Current Report on Form 8-K/A dated September 10, 2021.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 10, 2021